4400 Biscayne Boulevard Miami, FL 33137	P 305.861.0075 F 305.861.0669	www.nims-inc.com

Exhibit 10.1
March 11, 2008

Mr. Adam Jackson

Dear Adam:

On behalf of Non-Invasive Monitoring Systems, Inc. (the "Company"), I am pleased to confirm our offer of employment to you in the capacity of Chief Financial Officer. We are confident that you will be an excellent addition to the Company and provide significant influence in achieving our goals. This employment letter sets forth the terms and conditions

1.    Position. You are being offered to serve in a full-time capacity as Chief Financial Officer.

2.    Salary. Your annual salary is based on the SafeStitch compensation Agreement in which encompasses services for NIMS.

3.    Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase:

Twenty thousand (20,000) shares of the Company’s common stock. These options will vest (per NIMS Options Program) equally over the next four years starting on the first anniversary of the grant date as described in your stock option agreement.

The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The options will be subject to the terms and conditions contained in a stock option agreement to be entered into by you and the Company prior to the grant.

4.    Benefits. You will be entitled to participate in the SafeStitch benefit program.

5.    Vacation. You will be entitled to paid vacation each year and sick days and other holidays in accordance with the SafeStitch policies.

6.    Prior Employment. By accepting the terms of this agreement, you are representing and warranting to the Company that you are under no contractual commitments inconsistent with your proposed obligations to the Company. You are also representing and warranting to the company the accuracy of the contents of your resume. Any breach of this representation will result in the termination of your employment.

7.    Period of Employment. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

4400 Biscayne Boulevard Miami, FL 33137	P 305.861.0075 F 305.861.0669	www.nims-inc.com

8.    Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

9.    Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by the laws of the State of Florida.

This letter contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

We hope that you find the foregoing terms acceptable and look forward to working with you. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and returning it to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in Canada.

This offer, if not accepted, will expire at the close of business (EDT) on March 21, 2008. We look forward to having you join us on March 31, 2008. If you have any questions, please call me at 305.575.4203.

Sincerely,
/s/ Steven B. Mrha
Steven B. Mrha
Chief Operating Officer
NIMS, Inc.

ACCEPTED AND AGREED TO:

/s/ Adam Jackson
Adam Jackson

Date: March 14, 2008